Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Coinstar, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-30985, 333-89975, 333-63108, 333-98297, 333-100870, 333-120547, 333-127293, and 333-147087) on Form S-8 and registration statements (Nos. 333-123326, 333-130000, and 333-155691) on Form S-3 of Coinstar, Inc. of our reports dated February 23, 2009, with respect to the consolidated balance sheets of Coinstar, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income (loss), for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Coinstar, Inc.
/s/ KPMG LLP
Seattle, Washington
February 23, 2009